SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL HIGH YIELD FUND, INC.
                             HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                1,536,058             45,880
    Ehrle                1,536,058             45,880
    Ferguson             1,561,979             19,959
    Gilbert              1,561,979             19,959
    Griswell             1,561,979             19,959
    Jones                1,561,979             19,959
    Keller               1,561,979             19,959
    Lukavsky             1,561,979             19,959
    Peebler              1,561,979             19,959

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          1,545,224              0                  36,714

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. High Yield Account effective 1/1/98.

          In Favor            Opposed               Abstain

          1,485,001           87,699                 9,238